STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT made as of the __ day of April, 2007, among Aeroflex Incorporated, a Delaware corporation having its principal place of business at 35 South Service Road, PO Box 6022, Plainview, NY 11803, (the “Purchaser”), and James Morgan residing at 16 Cabot Way Bedford, N. H. 03110 (“Morgan”), Fred Gilligan residing at 914 Back Mountain Road, Goffsttown, N. H. 03045 (“Gilligan”), Donna Langan residing at 4 Westway Road, Wayland, MA 01778 (“Langan”), Robert Fallon residing at 810 Washington Street, Stoughton, MA 02072 (who, together with Charles Fallon and Brian Fallon, family members to whom he conveyed an interest in his shares of Micro-Metrics, Inc. common stock, “Fallon”), John R.Williams PO Box 684, Rockport, Maine 04856 (“Williams”), and Ernest Joly, 17620 Caminto Balata, San Diego, California 92128 (“Joly”), as the actual or putative owners of all of the issued and outstanding capital stock of MICRO-METRICS, INC., a New Hampshire corporation having its principal place of business at 54 Grenier Field Road, Building C, Londonberry, NH 03053 (the “Company”). Langan, Gilligan, Fallon, Williams and Joly are collectively sometimes referred to herein as the “Other Stockholders”, and together with Morgan, the “Stockholders”.

W I T N E S S E T H:

A. The Stockholders are the owners of all of the issued and outstanding capital stock of the Company (the Stock”). The Company is engaged in the business of manufacturing and selling microwave diodes and related goods and accessories (the “Business”).

B. The Purchaser and Stockholders have agreed to the sale by the Stockholders to the Purchaser of all of the Stock upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing recitals, which are made a material part of this Agreement and the covenants, warranties and mutual agreements herein set forth, and in reliance upon the representations and warranties contained herein, the parties do hereby agree as follows:

ARTICLE ONE

1.	Transfer of Stock.

In reliance on the representations and warranties contained herein and subject to all of the terms and conditions hereof, the Stockholders hereby agree to sell, assign, transfer and deliver to the Purchaser, and the Purchaser hereby agrees to purchase from the Stockholders on the Closing Date, all of the Stock.

ARTICLE TWO

2.	Purchase Price.

2.1. Purchase Price. In full consideration of the sale of the Stock to the Purchaser, and subject to the terms and conditions hereinafter set forth, at Closing, the Purchaser shall deliver to the Stockholders the sum of Ten Million ($10,000,000) dollars (the “Purchase Price”) (less the greater of [x] One Million [$1,000,000] dollars or [y] 10% of the Purchase Price as adjusted per Section 2.2 hereof, which shall be delivered to the Escrow Agents as provided in the Escrow Agreement), by wiring to the separate accounts of each of the Stockholders, pursuant to a letter of instruction signed by the Stockholders and provided to the Purchaser prior to the Closing, the pro rata portion of the same to which each Stockholder is entitled based on his or her equity ownership in the Company on the Closing Date, as delineated on Schedule 2.1 hereof (the “Stockholder Allocations”).

2.2. Purchase Price Adjustment.

(a) Not more than two days prior to the Closing Date, the Stockholders shall deliver to Purchaser a detailed statement identifying the amount of Bank Debt existing on the Closing Date, certified by the President of the Company (the “Bank Debt Statement”).

(b) Based on the Bank Debt Statement, an adjustment to the Purchase Price shall be made as follows: (i) the dollar amount by which the Bank Debt on the Closing Date is less than the Debt Target shall be added to the Purchase Price, and (ii) the dollar amount by which the Bank Debt is greater than the Debt Target shall be subtracted from the Purchase Price. The Purchase Price as adjusted pursuant to Section 2.2 is sometimes referred herein as the “Adjusted Purchase Price.”

ARTICLE THREE

3.	The Closing.

3.1. Place and Date. The closing of the transactions provided for in this Agreement shall take place at the offices of Moomjian, Waite, Wactlar & Coleman, LLP (or at such other place or manner as the parties may agree upon in writing) contemporaneously with the execution of this Agreement. The closing is referred to in this Agreement as the “Closing” and date of the closing is referred to herein as the “Closing Date”.

3.2.  Documents to be Delivered by the Stockholders.

The Stockholders shall execute and deliver or cause the Company to execute and deliver to the Purchaser the following:

(i) duly issued certificates representing all of the Stock duly endorsed in blank, with blank Stock powers attached and with all required Stock transfer stamps attached;

(ii) an Employment Agreement between Morgan and the Company, effective as of the Closing Date substantially in the form annexed hereto as Exhibit A (the “Morgan Employment Agreement”),

(iii) a Lease Agreement for the Business Premises between JFD Realty, Inc, (“JFD”), formed for the purpose by the Stockholders who comprise all of the members thereof, as Lessor, and the Company as Lessee, substantially in the form annexed hereto as Exhibit B (the “Lease”);

(iv) the Escrow Agreement among the Escrow Agents, Purchaser and the Stockholders and/or Stockholders Representative substantially in the form annexed hereto as Exhibit C (the “Escrow Agreement”);

(v) to the extent that this Agreement required the Company to take any action in furtherance of the consummation thereof, a copy of resolutions of the Stockholders authorizing the execution, delivery and performance of this Agreement by the Company, and a certificate of the Company’s secretary or assistant secretary, dated the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect;

(vi) An Agreement among the Stockholders and the Company, which terminates effectively as of the Closing Date, any and all outstanding agreements among the Stockholders and the Company relating to the Stock (collectively, the “Stockholders Agreements”);

(vii) appropriate documentation evidencing: (A) the termination of all of the Company’s stock option agreements and stock option plans; (B) the termination or liquidation of liability accounts #2205 and #2210; (C) the payment in full of all notes receivable from officers of the Company as set forth on Schedule 3.2(vii); (D) the assumption by the Stockholders of a deferred liability for rent in the approximate amount of $114,000 in connection with the lease of a facility by the Company in Rockport, Maine; and (E) the timely and legitimate exercise by Joly of his right to elect to have Stock reissued to him pursuant to a certain Stock Repurchase Agreement dated March 21, 2001 between Joly and the Company .

(viii) written resignations effective as of the Closing Date of such directors, officers, trustees and bank signatories of the Company as the Purchaser may request prior to the Closing Date,

(ix) a certificate dated the Closing Date executed by the Stockholders confirming that, individually and collectively, they have duly performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(x) all consents required under any of the Scheduled Contracts as a result of the transactions contemplated herein.

(xi) all such receipts, documents and instruments, or copies thereof, certified if requested, to which the Company is entitled and as may be reasonably requested by Purchaser or Purchaser’s counsel.

(xii) all material licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority which are necessary for the consummation of the transactions contemplated hereby.

(xiii) long form certificate as of a date not more than ten (10) days prior to the Closing Date attesting to the good standing of the Company as a corporation in its jurisdiction of incorporation.

(xiv) all payoff letters, releases, satisfactions, cancellations, acknowledgements, statements and other appropriate documentation evidencing the termination, liquidation or payment of Bank Debt as reflected in the computation of the Bank Debt Statement, as well as the termination any security interests in, and rights to, the Company’s assets and properties in connection therewith.

(xv) Confidentiality and Non-Competition Agreements by each of the Other Stockholders, containing terms and conditions not inconsistent with Section 6.5 and Article 7.

(xvi) such other documents and instruments as may be reasonably requested by the Purchaser to vest in Purchaser title to the Stock and place Purchaser in possession and control of the Company and its assets.

3.3 Documents to be Delivered by the Purchaser.

At the Closing, the Purchaser shall execute and deliver or cause to be executed and delivered to the Stockholders the following:

(i) a copy of resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement by Purchaser, and a certificate of its secretary or assistant secretary, dated the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect;

(ii) the Escrow Agreement;

(iii) the Lease;

(iv) the Morgan Employment Agreement;

(v) a certificate by an officer of Purchaser dated the Closing Date confirming that the Purchaser duly performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(vi) all such receipts, documents and instruments, or copies thereof, certified if requested, to which the Stockholders are entitled hereunder and as may be reasonably requested.

(vii) payment of the Adjusted Purchase Price pursuant to Section 2.1.

(viii) Employment letters to Langan and Gilligan setting forth the severance benefits to which they would be entitled in the event their employment with the Company is terminated without just cause after the Closing Date.

3.4 Form of Documents. Unless specifically otherwise provided herein, all documents to be delivered pursuant to this Article 3 by one party to the other party to this Agreement shall be in form and substance reasonably satisfactory to such other party and its or their counsel.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

The Stockholders jointly and severally represent and warrant to the Purchaser as of the date hereof as follows:

4.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire and has all corporate power and authority to own, lease and operate its properties and assets and to carry on the Business as now being conducted. The Company is duly qualified or licensed and in good standing in each jurisdiction where the nature of the activities conducted by it or the character of the property or assets it owns, leases or operates, makes such qualification or licensing necessary, except in jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had, and would not have, a Material Adverse Effect.

4.2. Authorization of Agreements. The Stockholders have the requisite legal capacity, power and authority to execute, deliver and enter into this Agreement and the Related Documents and to perform their respective obligations under this Agreement and the Related Documents. This Agreement and each of the Related Documents, respectively, (i) has been duly executed and delivered by the Stockholders (or the Stockholders’ Representative) and (ii) constitutes the binding obligations of the Stockholders enforceable against them in accordance with its respective terms, except as the enforcement thereof may be subject to or limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitably remedies.

4.3. Subsidiaries. The Company has no Subsidiaries. The Company owns no interest, directly or indirectly, and has no commitment to purchase any interest, direct or indirect, in any other corporation, partnership or enterprise.

4.4. Capital Stock. The Stock constitutes all of the authorized, issued and outstanding capital stock of the Company. There are no other equity interests in the Company. There has not been any change in the authorized, issued and outstanding capital stock of the Company from and after the Balance Sheet Date. All of the outstanding capital stock of the Company has been duly authorized and is validly issued, fully paid and non-assessable and is owned by the Stockholders. All outstanding capital stock of the Company was issued in compliance with the certificate of incorporation and by-laws of the Company and with Applicable Law. The Stockholders have and on the Closing Date will convey to the Purchaser, good, valid and marketable title to the Stock, free and clear of any Liens. Except as set forth on Schedule 4.4, there are no rights (whether by law, preemption, contracts or otherwise), subscriptions, warrants, options, conversion rights, commitments, understandings, arrangements or agreements of any kind authorized or outstanding to purchase or otherwise acquire from the any of the Stockholders, the Company or any other Person, any capital stock, or other securities or obligations of any kind convertible into or exchangeable for any capital stock of the Company or any other equity interest in the Company. There is no proxy, or any agreement, arrangement or understanding of any kind authorized or outstanding which restricts, limits or otherwise affects the ability to transfer or the right to vote any of the Stock.

4.5 No Conflicts. The execution, delivery and performance of this Agreement and the Related Documents and any other agreement or document contemplated herein or therein and the consummation of all of the transactions contemplated hereby and thereby: (i) do not and will not, with or without the giving of notice or the passage of time or both, violate or conflict with, or result in, a breach of any provision of the certificate of incorporation or by-laws of the Company; and (ii) do not and will not require the consent, waiver, approval, or authorization of, or registration, declaration or filing with, any Person or Governmental Authority; and (iii) do not and will not, with or without the giving of notice or the passage of time or both, violate or conflict with, or result in, a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of, the performance required by the terms of, or result in, or give to any Person any right of payment or reimbursement under, or termination, cancellation, modification or acceleration of, or result in the creation of any Liens, except Permitted Liens, upon any of the assets or properties of the Company pursuant to, or otherwise give rise to any liability or obligation under, the certificate of incorporation or by-laws of the Company, any agreement (including, without limitation, any Scheduled Contract, or any other agreement or instrument or any Order or statute or regulation to which any of the Stockholders or the Company is a party or by which any of the Stockholders or the Company or any of their assets may be bound or governed; and (iv) will not terminate or result in the termination of any such agreement or instrument, or in any way affect or violate the terms and conditions of, or result in the cancellation, modification, revocation or suspension of any rights of the Company.

4.6 Financial Statements.

(a) Attached hereto as Schedule 4.6(a) are copies of (i) the Balance Sheet and (ii) the audited balance sheet and income statements for the Company for the year ended December 31, 2006, which have been provided to Purchaser (together with the Balance Sheet, the “Financial Statements”).

(b) The Financial Statements (i) are complete, true and correct in all material respects; (ii) present fairly the financial position and results of operations of the Company as of the dates thereof and for the periods then ended; and (iii) have been prepared in accordance with GAAP, applied on a consistent basis, except to the extent that the Balance Sheet lacks certain footnotes that would be required for a complete presentation in accordance with GAAP.

(c) Other than to the extent disclosed or reserved for in the Balance Sheet, or otherwise disclosed in the Schedules to this Agreement, the Company has no Liabilities, commitments or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown, asserted, unasserted or otherwise, and whether due or to become due) except Liabilities, commitments and obligations incurred in the Ordinary Course of Business since the Balance Sheet Date which do not exceed, in the aggregate, $50,000.

(d) The books of account and other financial records of the Company are complete and accurate in all material respects and have been properly maintained in all material respects in accordance with Applicable Law.

4.7 Taxes.

(a) True and correct copies of the Company’s federal and state corporate income tax returns, (“Tax Returns”), for the tax years ended December 31, 2003 through December 31, 2006 have been delivered to, or made available for inspection by, the Purchaser. All Tax Returns of the Company have been timely filed, and each such Tax Return is true, correct and complete in all material respects.

(b) All Liabilities of the Company to any jurisdiction for Taxes, fees or assessments payable to a Governmental Authority of every kind and nature, including interest thereon and penalties with respect thereto and Taxes payable under Treasury Regulation section 1.1502-6 or similar provisions under state, local or foreign law for the period ended December 31, 2006, have been timely paid by the Company or are accrued and provided for in accordance with GAAP in the Financial Statements for the period ended December 31, 2006. The Company has timely paid all Taxes due during the period from the Balance Sheet Date through the Closing Date. The Company has paid all franchise Taxes payable in the State of New Hampshire for the period through the Closing Date.

(c) Except as otherwise set forth in Schedule 4.7(c), the Tax Returns of the Company have not been audited by any Governmental Authority during the past three years. Neither the Internal Revenue Service nor any other Governmental Authority has proposed any additional Taxes with respect to the Company or for which the Company may be liable or with respect to the Business. There are no pending or, to the Knowledge of the Stockholders, threatened, claims or assessment for Taxes. There are no pending or, to the Knowledge of the Stockholders, threatened, examinations with respect to Taxes by any Governmental Authority.

(d) Except as set forth on Schedule 4.7(d), the Company has not granted any waivers of any statutes of limitation with respect to any Taxes for any fiscal year. The Company has not requested any extension of time within which to file any currently unfiled Tax Returns.

(e) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the properties or assets of the Company.

(f) The Company is not liable for Taxes of any other Person and is neither currently under any contractual obligation nor a party to any tax sharing agreement or other agreement providing for payments by the Company with respect to Taxes.

(g) The Company, as of the Closing Date, has not agreed, and will not be required, as a result of a change in method of accounting or otherwise, to include any adjustment under Code section 481 (or any corresponding provision of state, local or foreign law) in taxable income for any period after the Closing Date.

(h) To the Knowledge of Stockholders, Schedule 4.7(h) lists all of the jurisdictions where the Company has been required or obligated to file Tax Returns, and except as set forth in Schedule 4.7(h), for the past five years, no written claim has been made by a Governmental Authority in a jurisdiction where the Company does not currently file Tax Returns that the Company may be subject to taxation by that jurisdiction.

(i) The Company is not a party to any Contract, arrangement or plan that has resulted or could result separately, or in the aggregate, in the payment of an excess parachute payment within the meaning of Code Section 280G (or corresponding provision of state, local or foreign law).

(j) Except as set forth on Schedule 4.7 (j), the Company has properly classified its workers as either employees or independent contractors for federal, state, local and foreign tax purposes and otherwise has provided to them accordingly appropriate Forms W-2 or 1099 for any payments made to them during the last 5 years.

4.8. Litigation. Except as set forth on Schedule 4.8, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Stockholders, threatened by or against the Company before any Governmental Authority, in each case, (i) that individually, or in the aggregate, by its existence or as a result of its outcome could (A) have a Material Adverse Effect, (B) prevent, hinder or delay the execution and performance of this Agreement or the consummation of the transactions contemplated hereby, or (C) result in this Agreement being declared unlawful or cause the rescission of any of the transactions contemplated hereby or (ii) in which the amount of damages claimed exceeds $25,000, or which could result in an award or judgment against the Company in an amount greater than $25,000, and the Stockholders have no knowledge of any circumstances which reasonably could be expected to result in such a claim, action, suit, proceeding or investigation against the Company.

4.9 Compliance with Applicable Law. The Company hold all permits, licenses, variances, exemptions, Order and approvals of all Governmental Authorities necessary for the lawful conduct of the Business in the same manner and extent to which it is currently conducted, except where failures to hold such permits, licenses, variances, exemptions, orders and approvals would not, individually or in the aggregate, have a Material Adverse Effect. Within the last three (3) years, the Company has not been charged with, or received notice of, any material violation of any Applicable Law, nor, to the Knowledge of the Stockholders, is there any threatened claim of such violation (including any investigation) or any basis therefor. Within the last three (3) years, the Company has conducted the Business in compliance in all material respects with Applicable Law.

4.10. Labor Matters.

(a) There are no pending or, to the Knowledge of the Stockholders, threatened, charges, complaints, petitions or written grievances before any Government Authority relating to, or predicated upon, a violation of Applicable Law by the Company regarding employment, employment practices and terms and conditions of employment, including charges of unfair labor practices, unlawful discharge, discrimination, harassment or hostile work environment with respect to any of the Company’s employees, which charges, complaints, petitions or grievances have had or could have, individually or in the aggregate, a Material Adverse Effect, nor to the Knowledge of the Stockholders, is there any basis for any such charges, complaints, petitions or grievances. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to the Company’s employees. To the Knowledge of the Stockholders, no activities or proceedings of any labor union to organize any of the Company’s employees have occurred. Within the last three (3) years, no strikes, slowdowns, work stoppages, lockouts have occurred nor, to the Knowledge of the Stockholders, have there been any threats thereof.

(b) No key employee, or group of employees or any executive of the Company (A) has given written notice of his or her intention to resign prior to the Closing Date or within 12 months after the Closing Date or, to the Knowledge of the Stockholders, is intending to do so; or (B) would become entitled to any rights (including as to compensation) as a result of the Company entering into or the consummation of any of transactions contemplated by this Agreement.

(c) There are no outstanding Orders or charges against the Company under any occupational health or safety legislation and, to the Knowledge of the Stockholders, none has been threatened. All material levies, assessments and penalties made against the Company pursuant to any applicable workers compensation legislation as of the date hereof have been paid by the Company and the Company has not been reassessed under any such legislation.

4.11. No Adverse Changes. Except as set forth on Schedule 4.11, since December 31, 2006: (1) the Business of the Company has been conducted only in the Ordinary Course of Business; (ii) there has been no change in the condition (financial or otherwise), assets, liabilities, business, operations, affairs or prospects of the Company other than changes in the Ordinary Course of Business, none of which singly, and no combination of which in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect (other than any change which has had a Material Adverse Effect resulting from general market conditions); and (iii) there has been no damage, destruction or loss or other occurrence or development, which, either singly or in the aggregate, has had a Material Adverse Effect, and, to the Knowledge of the Stockholders, there is no threatened occurrence or development which could reasonably be expected to have a Material Adverse Effect.

4.12. Conduct of Business. Since the December 31, 2006, except as set forth on Schedule 4.12, the Company has not: (i) created or incurred any Liability outside of the Ordinary Course of Business; (ii) mortgaged, pledged or subjected, to any Liens, except Permitted Liens, any of its properties, real or personal, or assets, tangible or intangible; (iii) discharged or satisfied any Lien or paid any obligation or Liability other than current Liabilities shown on the Balance Sheet that were paid in the Ordinary Course of Business, and Taxes and current Liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business or under Contracts entered into in the Ordinary Course of Business; (iv) waived, released or compromised any claims or rights of material value under, or terminated or materially modified, any Scheduled Contract; (v) entered into any settlement, compromise or consent with respect to any claim, proceeding or investigation; (vi) sold, assigned, transferred, leased or otherwise disposed of any of its assets, tangible or intangible, or canceled any debts or claims except, in each case, for fair consideration in the Ordinary Course of Business; (vii) except for the Agreed Dividend, declared or paid any dividends, or made any other distribution on or in respect of, or directly or indirectly, purchased, retired, redeemed or otherwise acquired any shares of its capital stock, paid any notes or open accounts or paid any amount or transferred any asset to any Stockholder; (viii) made or become a party to, or become bound by, any Contract or renewed, extended, amended, modified or terminated any Contract or which in any one case involved an amount in excess of $10,000 (or in the aggregate an amount in excess of $50,000, but excluding therefrom the amount of Scheduled Contracts entered into in the Ordinary Course of Business); (ix) adopted or (except as otherwise required by Applicable Law) amended any Employee Benefit Plans, or paid, agreed to pay or entered into or modified any contract requiring it to pay, other than pursuant to an existing written agreement, any bonus, extra compensation, pension or severance pay to any of its officers or employees, or increased the rate or altered the form of compensation, including, without limitation, salaries, fees, commission rates, bonuses, profit sharing, incentive, pension, retirement or other similar payments, from that being paid during the year ended December 31, 2006 to any of its directors, officers or employees; (x) increased the compensation, fees or other remuneration payable or to become payable to any of its independent contractors, consultants or agents; (xi) issued or sold any shares of the capital stock or securities convertible into shares of its capital stock; (xii) announced or effected any material change in the form or manner of distribution of any of its products or services; (xiii) made deliveries or provided performance of services in connection with its backlog of orders other than in the Ordinary Course of Business; (xiv) made or effected any material change in the Company’s practice of pricing, discounting for sales of finished goods, ordering supplies and raw materials, shipping finished goods, accepting returns or honoring warranties, invoicing customers and collecting receivables; (xv) materially changed any of its accounting methods or principles used in recording transactions on its books or records or in preparing the Financial Statements; (xvi) took or failed to take any action that could reasonably be expected to have a Material Adverse Effect except as may have been warranted in the good faith business judgment of the Company in the Ordinary Course of Business; (xvii) incurred any Indebtedness for money borrowed; (xviii) entered into any Contract or commitment to do any of the foregoing; (xvii) incurred any Indebtedness for money borrowed; or (xix) entered into any other transaction or taken any other action not in the Ordinary Course of Business (except for transactions contemplated by this Agreement).

4.13. Title to and Condition of Assets. Except as set forth on Schedule 4.13, the Company has good, valid and marketable title to all of the assets and all of the personal and real property owned by it and valid leasehold interests in all of the assets and all of the real and personal property leased by it, free and clear of all Liens except Permitted Liens. The Company owns all of its equipment free and clear of all Liens except Permitted Liens. None of the Company’s assets is subject to any sublease, sublicense or other agreement granting to any other Person any right to the use or enjoyment of such assets. Other than those of the Company’s assets which are leased or licensed as set forth on Schedule 4.13, there are no assets used by the Company which are owned by any third party. Except as set forth on Schedule 4.13, all of the assets, properties and specialized operating systems owned, leased or licensed by the Company (i) are sufficient and adequate to carry on the Business of the Company as conducted prior to the Closing Date including the performance of all of the Scheduled Contracts in effect on the Closing Date, (ii) have been maintained in accordance with applicable industry standards or as otherwise required by any lease of other agreement and currently are in a good state of maintenance, repair and operating condition as required for the operation and use thereof in the Ordinary Course of the Business; and (iii) comply in all material respects with Applicable Law and with the terms and conditions of all leases and other agreements affecting or relating to any such property.

4.14. Real Property.

(a) Title to the Business Premises having been conveyed or transferred to JFD on or before the Closing Date, the Company does not currently own any Real Property. Schedule 4.14(a) contains a list of all real property leased by the Company (“Leased Real Property” and together with the Business Premises, the “Real Property”).

(b) Except as set forth in Schedule 4.14(b):

(i) At the Closing, having acquired the same from the Stockholders or the Company in the manner described on Schedule 4.14(b)(i), JFD will have good and marketable title to the Business Premises, free and clear of any Liens except Permitted Liens;

(ii) there are no condemnation proceedings, lawsuits, or administrative actions relating to the Business Premises pending or threatened in writing;

(iii) the buildings and improvements on the Business Premises are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and do not encroach on any easement, and the land does not serve any adjoining property for any purpose, and the parcel is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained, except in each case as would not have a Material Adverse Effect.

(iv) each facility located on the Business Premises has received all approvals of the appropriate Governmental Authorities (including licenses and permits) required in connection with the ownership or operation thereof, and has been operated and maintained in accordance with Applicable Law;

(v) each facility located on the Business Premises is supplied with utilities and other services necessary for the operation of such facility, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all Applicable Law and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such parcel; and

(vi) the Business Premises has the benefit of all necessary rights and easements required for the continued use of the same for the business purposes of the Company and such rights are not subject to any restriction, limitation or the right of any other Person to determine the same.

(c) The Stockholders have delivered to Purchaser true and correct and complete copies of the leases and subleases listed in Schedule 4.14(a) (as amended to date), which such leases and subleases have not been amended or modified since the amendments furnished. With respect to each lease and sublease listed on Schedule 4.14(a):

(i) The Company enjoys quiet possession under all such leases or subleases;

(ii) each lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) all of the terms and conditions of each lease or sublease have been observed or performed in all material respects and, to the Knowledge of the Stockholders, no party to any such lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification, or acceleration hereunder.

(iv) The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any of the identified leaseholds or subleaseholds;

(v) all facilities leased or subleased by the Company, (A) to the Knowledge of the Stockholders, have received all material approvals of Governmental Authorities required in connection with the operation thereof and (B) have been operated and maintained by the Company in all material respects in accordance with Applicable Law; and

(vi) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities in the Ordinary Course of Business of the Company.

(vii) all improvements or alterations on Leased Real Property have been made in accordance with the terms of the pertinent Leases and Applicable Law and, except as set forth on Schedule 4.14(c) (vii), there is no obligation on the part of the Company to remove any of such alterations or improvements at the conclusion of the term of such Lease or otherwise.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no structural, electrical, mechanical, plumbing, roof, paving or other defects in any improvements located on any Real Property currently owned, leased or otherwise occupied, by the Company.

(e) Except as set forth on Schedule 4.14(e), all of the Real Property is occupied solely by the Company and is being used exclusively for, and in connection with, the Business. None of the Real Property is subject to any Contract or understanding for its use by any Person other than the Company.

4.15. Environmental Compliance.

Except as set forth in Schedule 4.15:

(i) The Business Premises and all of the Leased Real Property (while owned, leased, occupied or operated by the Company) have been and currently are in compliance with all Environmental Laws;

(ii) There has been no Release or Hazardous Discharge into, on, from or under any of the Real Property or any real property formerly owned, leased or operated by the Company.

(iii) There are no pending or, to the Knowledge of the Stockholders, threatened, Environmental Actions against the Company or against any of the owners or operators of any facilities that received solid waste or Hazardous Substances generated by the Company.

(iv) No Real Property that has been or currently is being leased, occupied, or operated by the Company has been, or is being used now by the Company for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Substances, except in material compliance with Environmental Laws;

(v) The Company currently maintains all Environmental Permits necessary for the operation of the Business and the Company has been and is in compliance with such Environmental Permits, and there are no legal proceedings pending or threatened to revoke such Environmental Permits;

(vi) The Company is not subject to any outstanding Order or a party to any agreement with any Governmental Authority or third party with respect to Environmental Laws or Remedial Action;

(vii) There are no claims, actions or proceedings by any of the Company’s current or former employees pending, or to the Knowledge of the Stockholders, threatened, based on alleged injury to such employee’s health caused by exposure to any Hazardous Substance; and

(viii) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will impose any obligations for site investigation or cleanup, or to notify or obtain the consent of any Governmental Authority or third parties under any Environmental Laws (including any so-called “transaction-triggered” or “responsible property transfer” laws and regulations).

4.16. Intellectual Property and Information Technology.

(a) All Intellectual Property currently used by the Company in the conduct of the Business is either owned by or validly licensed to the Company and is listed in Schedule 4.16(a).

(i) the Company has not been alleged to have infringed upon, misappropriated or misused any Intellectual Property or proprietary information of another Person and, to the Knowledge of the Stockholders, the Company is not doing so.

(ii) to the Knowledge of the Stockholders, no Person is infringing upon, misappropriating, misusing or otherwise violating the Company’s rights to the Intellectual Property or its proprietary information.

(b) The Intellectual Property is sufficient and appropriate for the Business as conducted currently by the Company. No Intellectual Property other than that owned or licensed by the Company is required for the Business as presently conducted. The Intellectual Property owned by the Company is free and clear of any Liens except Permitted Liens. No Intellectual Property that is material to the Business has been (i) licensed by the Company to any third party or (ii) if a Trade Secret, disclosed to any third party other than pursuant to a non-disclosure or confidentiality agreement or such other agreement intended to protect the Company’s proprietary rights therein.

(c) All Information Technology used by the Company in the conduct of the Business and all material agreements or arrangements relating to the maintenance and support, security, disaster recovery management and utilization (including facilities management and computer bureau services agreements) of the Information Technology are described on Schedule 4.16(b).

(d) All Information Technology currently used by or required to carry on the Business and fulfill the Scheduled Contracts is either owned by or validly leased or licensed to the Company.

(e) The Information Technology owned or used by the Company in the conduct of the Business has the capacity and performance necessary to fulfill the requirements it currently performs.

(f) The consummation of the transactions contemplated by this Agreement will not result in the diminution, license, transfer, termination or forfeiture of the Company’s rights in and to any of the Intellectual Property or the Information Technology currently used by the Company in the conduct of the Business.

4.17. Brokers. Except as set forth on Schedule 4.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of the Stockholders.

4.18. Material Contracts.

(a) Schedule 4.18(a) the lists all Contracts as of March 31, 2007 having a value of $100,000 or more to which the Company is a party or its assets or properties are bound and which have not, as of the date hereof, been terminated or fully performed (“Material Contracts”). A true, correct and complete copy of each such Material Contract has been made available to Purchaser. To the Knowledge of the Stockholders, all of such Material Contracts are fully performable by the Company in accordance with their terms.

(b) Except as disclosed on Schedule 4.18(b), regardless of whether oral or written, the Company is not a party to, or bound by, any of the following:

(i) any Contracts providing for employment or consultation services with or by the Company;

(ii) any license, franchise or royalty Contracts;

(iii) any Contracts pursuant to which any Lien (other than Permitted Liens) has been imposed on any of the Company’s properties or assets;

(iv) any Contracts (other than this Agreement) providing for (A) the future disposition or acquisition of any of the Company’s properties or assets other than dispositions or acquisitions of Inventory in the Ordinary Course of Business or of assets having a fair market value of $50,000 or less, and (B) any merger or other business combination involving the Company or the Stock;

(v) any Contract that limits or contains restrictions on the ability of the Company to incur or suffer to exist any Lien, to purchase or sell any assets, to change the lines of business in which it participates or engages or to engage in any merger or other business combination;

(vi) any Contracts (excluding outstanding warranty obligations of the Company) that (A) involve the payment, pursuant to the terms of any such Contract, (1) by the Company of more than $25,000 annually or (2) to the Company of more than $25,000 annually and (B) cannot be terminated within ninety (90) days after giving notice of termination without resulting in any material cost or penalty to the Company;

(vii) any bid, tender, proposal or offer which, if accepted, will result in the Company becoming a party to any agreement or arrangement in which the aggregate payments to be received or paid by the Company would exceed $100,000;

(viii) a lease or lease purchase agreement, mortgage, conditional sale or title retention agreement, indenture, security agreement, credit agreement, pledge or option with respect to any property, real or personal (tangible or intangible), in any capacity;

(ix) Contracts for the purchase, provision or use of services, materials, supplies, inventory, machinery or equipment involving more than $50,000 in the aggregate;

(x) a note, loan, credit or financing agreement or other Contract for money borrowed or other evidence of Indebtedness of the Company, all related security agreements and collateral documents, including any agreement for any commitment for future loans, credit or financing, and all other agreements that create a Lien other than Permitted Liens on any property or asset;

(xi) a guarantee involving the Company or any of the Stockholders relating to the Company’s obligations;

(xii) any distribution, brokerage (including, without limitation, any brokerage or finder’s agreement or arrangement with respect to any of the transactions contemplated by this Agreement) or advertising Contracts;

(xiii) Contracts with investment bankers, accountants, attorneys, consultants or other independent contractors, including those relating to this Agreement;

(xiv) agreements or Contracts with or among any of the Stockholders, former stockholders, current or former directors or officers of the Company or any Affiliates of such Persons;

(xv) Contracts or arrangements which restrict the Company from engaging or competing in any business or in any location or from soliciting clients, employees or other service providers or which requires the Company to maintain the confidentiality of any material matter.

(xvi) any sales or agency agreements not cancelable within 60 days;

(xvii) Partnership or joint venture agreements;

(xviii) Contracts containing a change of control or acceleration of performance provision that would be triggered by the closing of the transactions contemplated by this Agreement.

(xix) a Tax sharing arrangement with any Person pursuant to which the Company or the Purchaser will have to make any payments based on the transactions contemplated by this Agreement and

(xx) Contracts not made in the Ordinary Course of Business;

(c) The Stockholders have made available for inspection by the Purchaser, a copy of each written contract, agreement and other document (and has described each oral commitment or arrangement) listed in Schedule 4.18(a) or 4.18(b) hereto and all amendments thereto and any waivers granted thereunder, correct and complete in all material respects (collectively, the “Scheduled Contracts”). Except as specifically set forth on Schedules 4.18(a) and 4.18(b), the sale of the Stock to the Purchaser and the consummation of the other transactions contemplated by this Agreement are not a violation of, or grounds for, the modification or cancellation of any of the Scheduled Contracts or for the imposition of any penalty or the default of any security interests thereunder.

(d) Except as described in Schedule 4.18(d) hereto, to the Knowledge of the Stockholder, all Scheduled Contracts are valid and binding agreements, in full force and effect and enforceable in accordance with their respective terms, except as the enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies. Except as described in Schedule 4.18(d), there is not, under any Scheduled Contract or any obligation, or covenant or condition contained therein, any existing default or breach by the Company, or, to the Knowledge of the Stockholders, by any other party, or any event, condition or act (including the consummation of the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time, or the happening of any other event or condition, (i) would constitute a default under, or a breach of, any provision of any Scheduled Contract or (ii) would permit the acceleration of any obligation of any party to any Scheduled Contract or the creation of a Lien other than Permitted Liens upon any of the Company’s assets. The Company has not assigned, delegated or otherwise transferred any of its rights or obligations with respect to any Scheduled Contract except in the Ordinary Course of Business. Except as set forth on Schedule 4.18(d), no party thereto has notified the Company of its intention to terminate or cancel any Scheduled Contract.

4.19. Inventory. Schedule 4.19 hereto sets forth a summary of the entire inventory of the Company as of the Balance Sheet Date, as reflected on the Balance Sheet (the “Inventory”). The Inventory summarized in Schedule 4.19 and all additions thereto acquired since the Balance Sheet Date and on hand as of the Closing (not having been disposed of since the Balance Sheet Date in the Ordinary Course of Business) are in all material respects of a quantity and quality usable or saleable in the Ordinary Course of the Business, except as set forth on Schedule 4.19, subject to the applicable reserve on the Balance Sheet. All additions to the Inventory acquired since the Balance Sheet Date were acquired in the Ordinary Course of Business. Finished goods in Inventory and the additions thereto conform to published specifications, are free from material defects and are marketable and saleable in the Ordinary Course of Business. All Inventory not written off or reserved against has been recorded on the books of the Company at the lower of cost or market value determined in accordance with GAAP, except as set forth on Schedule 4.19.

4.20. Accounts and Notes Receivable/Payable. Except as set forth on Schedule 4.20, all accounts and notes receivable of the Company as of the Balance Sheet Date or thereafter acquired by the Company have arisen in the Ordinary Course of Business, represent valid obligations to the Company arising from bona fide transactions in the Ordinary Course of Business and, except as set forth on Schedule 4.20, are not subject to claims or set-offs or other defenses or counterclaims. All accounts and notes payable by the Company as of the Balance Sheet Date arose in bona fide transactions in the Ordinary Course of Business. All items which are required by GAAP to be reflected as receivables and payables on the books and records of the Company are so reflected in a manner consistent with past practice.

4.21. Insurance. Immediately prior to the Closing, the assets, properties and operations of the Company were insured under various policies of insurance. The Stockholders have delivered or otherwise made available to Purchaser previously complete and correct copies of such insurance policies. All such policies are in full force and effect, no notice of cancellation has been received, and there is no existing material default, or event which with the giving of notice or lapse of time or both, would constitute a material default, by any insured hereunder. To the Knowledge of the Stockholders, there currently is no basis for an insurance claim by the Company, under any of such policies.

4.22. Product Warranties, Defects and Liabilities. There exists no pending or, to the Knowledge of the Stockholders, threatened, action, suit, inquiry, proceeding or investigation by or before any Governmental Authority relating to any product alleged to have been manufactured, distributed or sold by the Company, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty, and, to the Knowledge of the Stockholders, there exists no latent defect in the design or manufacture of any of the products of the Business. There exists no pending or, to the Knowledge of the Stockholders, threatened, product liability or warranty claims against the Company, except to the extent reserved for specifically on the Balance Sheet, and to the Knowledge of the Stockholders, there is no reasonable basis for any such suit, inquiry, action, proceeding, investigation or claim. Except as set forth in Schedule 4.22, there are no express product or service warranties relating to the Company’s products or services.

4.23. Affiliate Transactions. The Company is not a party to, or bound by, any Contract with any of its Affiliates, other than on arms-length terms which are no less favorable to the Company than those which could be obtained with a third party which is not an Affiliate. No Affiliate of the Company owns or otherwise has any rights to or interests in any of the Company’s properties and assets.

4.24. Distributors, Customers and Suppliers.

Except as described in Schedule 4.24(b), there are no Contracts to which the Company is a party under the terms of which (i) the Company is obligated to purchase any product or services from, or sell any product or services to, any other Person on an exclusive basis with respect to any geographic area or group of potential customers; or (ii) any other Person is similarly obligated to the Company.

4.25. Employees.

(a) Except as set forth on Schedule 4.25(a), each employee of the Company is employed on an at-will basis. Except as set forth on Schedule 4.25(a), the Company has not promised or represented or distributed any written material to any of the directors, officers, employees, consultants, agents or representatives of the Company that any of such Persons will be employed or engaged by or receive any particular benefits from (i) the Company or any of its Affiliates or (ii) the Purchaser or any of its Affiliates, in each case on or after the Closing Date. To the Knowledge of the Stockholders, no key employee and no group of employees of the Company has any plans to terminate or modify their status as an employee or employees of the Company (including upon consummation of the transactions contemplated hereby).

(b) Schedule 4.25(b) sets forth a true, complete and correct list of all, independent contractors and consultants of the Company as of the Closing Date. Schedule 4.25(b) also set forth a true, complete and correct list of all outstanding loans to officers or employees. All income taxes, social security, unemployment and other taxes due and payable have been timely withheld by the Company from its employees for all periods in compliance with Applicable Law. Federal, state, local and foreign Tax Returns, as required by Applicable Law, have been filed by the Company for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid, together with any interest and penalties that are due as a result of the Company’s failure to file such returns when due, and pay, when due, the amounts shown thereon to be due.

(c) Except as set forth on Schedule 4.25(c), all obligations to individuals who are or have been directors, officers, employees, independent contractors, consultants, agents or representatives of the Company for wages, reimbursements, fees, commissions, bonuses, retirement, severance, deferred compensation, incentive, stock option, vacation, unemployment and other payments, distributions and benefits, and all contributions (voluntary or otherwise) to any payments under all employee benefit plans, have been paid in the Ordinary Course of Business through the Closing Date.

4.26. Benefit Plans.

(a) Schedule 4.26(a) hereto sets forth a true and complete list of each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) maintained by the Company, or any trade or business under common control with the Company within the meaning of Section 4001(a)(14) of ERISA (each, an “ERISA Affiliate”) or to which the Company or an ERISA Affiliate contributes or is required to contribute, in each case in which the Company’s employees participate (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans"). With respect to each Welfare Benefit Plan, all contributions or premiums due by, or attributable to the period ending on, the Closing Date have been paid. Except for COBRA coverage, there are no Welfare Benefit Plans, Benefit Arrangements or other agreements that provide medical or death benefits to current or former employees of the Company beyond their retirement or termination of employment. The Stockholders have furnished or made available to Purchaser copies of each Welfare Benefit Plan, Pension Benefit Plan and Benefit Arrangement, the most recent annual report and summary plan description for each Welfare Benefit Plan, Pension Benefit Plan and Benefit Arrangement, where applicable, and a written summary of each other Welfare Benefit Plan, Pension Benefit Plan and Benefit Arrangement where no formal plan or summary exists.

(b) Schedule 4.26(b) hereto sets forth a true and complete list of each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained by the Company or any ERISA Affiliate or to which the Company or an ERISA Affiliate contributes or is required to contribute, including any multiemployer employee welfare benefit plan, on behalf of officers and employees of the Company, or to which the Company or an ERISA Affiliate contributes or is required to contribute, including any multiemployer employee pension benefit plan, on behalf of officers and employees of the Company (such multiemployer and other employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans"). No Pension Benefit Plan is a "defined benefit plan" (as defined in Section 3(35) of ERISA). Neither the Company nor any of its ERISA Affiliates has any liability or potential liability under Title IV of ERISA. With respect to each Pension Benefit Plan, all contributions due by or attributable to the period ending on the Closing Date have been made or accrued on the Latest Balance Sheet.

(c) Except as set forth on Schedule 4.26(c), to the Knowledge of the Stockholders, each Pension Benefit Plan, each Welfare Benefit Plan, each Benefit Arrangement and each related trust agreement and annuity contract and insurance policy, where applicable, complies currently and has complied for the past three (3) years, in each case in all material respects, both as to form and operation, with the provisions of (A) the Code and, with respect to each Pension Benefit Plan, such provisions to be tax qualified under Section 401(a) or 403(a) of the Code; (B) ERISA; and (C) all other Applicable Laws; all necessary Government Approvals for the Pension Benefit Plans have been obtained; and favorable determination letters, copies of which have been made available to the Purchaser, as to the qualification under the Code of each of the Pension Benefit Plans, as amended, have been received from the Internal Revenue Service.

(d) No Welfare Benefit Plan or Pension Benefit Plan or trustee or administrator thereof has engaged in any transaction that might subject the Company to a tax or penalty under Section 4975 of the Code or a penalty under Section 502 of ERISA. Except as set forth on Schedule 4.26(d), each Welfare Benefit Plan and each Pension Benefit Plan and, where applicable, each Benefit Arrangement has been administered to date in material compliance with its terms, the requirements of the Code for favorable tax treatment, ERISA and all other Applicable Laws and all reports required by any Government Authority with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Benefit Arrangement have been timely filed.

(e) Schedule 4.26(e) lists each material salary practice or arrangement and each deferred compensation plan, bonus plan, stock option plan, incentive compensation plan, employee stock purchase plan and any other employee benefit, retirement savings, insurance, sick pay, vacation pay or severance pay plan, agreement, arrangement or commitment or other compensatory plan or program, whether formal or informal, which is applicable to any employee of the Company in his or her capacity as an employee of the Company and not required under a previous subsection to be listed on Schedule 4.26(a) or 4.26(b) maintained by the Company or an Affiliate with respect to any of the Company’s employees (collectively, the “Benefit Arrangements” and together with Welfare Benefit Plans and Pension Benefit Plans sometimes referred to herein as “Employee Benefit Plans”).

(f) Except as set forth on Schedules 4.26(a), 4.26(b) and 4.26(e), there is no Welfare Benefit Plan, Pension Benefit Plan or Benefit Arrangement which is sponsored or maintained by the Company.

(g) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Stockholders, threatened against the Company in connection with, or against, any Pension Benefit Plan, Welfare Benefit Plan or Benefit Arrangement, and there are no civil or criminal actions pending or, to the Stockholder’s Knowledge, threatened against any fiduciary, Pension Benefit Plan, Welfare Benefit Plan or Benefit Arrangement.

(h) Other than as set forth on Schedule 4.26(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) any payment or transfer of money, property or other consideration (including, without limitation, severance, unemployment compensation or bonus payments) (whether or not such payment would constitute a “parachute payment” or “excess parachute payment” within the meaning of Section 280G of the Code) becoming due to any employee or former employee of the Company; (b) any increase in the amount of compensation, benefits or fees payable to any such individual; (c) the acceleration of the accrual, vesting or timing of payment of any benefits, compensation or fees payable to any such individual; or (d) the acceleration or creation of any other additional rights, under any Benefit Arrangement, severance, parachute, employment, change in control or other agreement or arrangement by or to which the Company is a party.

4.27 Illegal Payments. Neither the Company nor any of its directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person to assist in connection with any actual or proposed transaction or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office (i) which violates any Applicable Law, including but not limited to, the Foreign Corrupt Practices Act of 1977, as amended, or might subject the Purchaser to any Damages or penalties in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which has had or might have a Material Adverse Effect (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

4.28. Books and Records. The books and all corporate and financial records of the Company are complete and correct in all material respects and have been maintained by the Company in accordance with sound business practices and Applicable Law and other requirements and no notice has been received or allegation made that a register or book is incorrect or should be rectified.

4.29. Bank Debt Representation. The Bank Debt Statement is true and correct in all respects and, as of the Closing Date, the Bank Debt is not greater than the amount stated (the “Bank Debt Representation”).

4.30 Backlog. Schedule 4.30 sets forth, truly and accurately, the backlog of orders for the products and services of the Company as of April 11, 2007. The backlog is based on valid and existing orders received from customers of the Company. None of the orders included in the backlog have been cancelled, and, to the Knowledge of the Stockholders, no customer is intending to cancel any of such orders.

4.31 Disclosure. The representations and warranties contained in this Article 4 (including the schedules and exhibits required to be delivered by the Stockholders to Purchaser pursuant to this Agreement) and any certificate furnished by Stockholders to Buyer pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances in which they were made and taking into account the express limitations set forth in each such representation and warranty, in order to make such representations and warranties not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Purchaser hereby represents and warrants to Stockholders as follows:

5.1. Organization and Qualification. Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in those jurisdictions in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Purchasers Material Adverse Effect.

5.2. Authority Relative to this Agreement. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid, legal and binding agreement of Purchaser enforceable against Buyer in accordance with its terms.

5.3. Consents and Approvals: No Violations.

(a) No filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Purchaser Material Adverse Effect.

(b) Neither the execution, delivery and performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Purchaser, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms conditions or provisions of any Contract to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound or (iii) violate any Applicable Law binding on or applicable to Purchaser or any of its properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults which would not have a Purchaser Material Adverse Effect or an adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement or any of the Related Documents.

5.4. Litigation. There are no judicial or administrative actions, proceedings or investigations relating to Purchaser or its Affiliates pending or, to Purchaser’s knowledge, threatened, that question the validity of this Agreement or any Related Documents or any action to be taken by Purchaser in connection with this Agreement or any such Related Documents or that if adversely determined, would have a Material Adverse Effect.

5.5. Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission from Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser, or any of its Affiliates.

5.6. Purchase of Stock for Investment. Purchaser represents that it is acquiring the Stock for its own account for investment purposes only and not with a view to, or for sale or resale in connection with any public distribution thereof, nor with any present intention of distributing or selling the same. Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

5.7. Disclosure. The representations and warranties contained in this Article 5 (including any schedules and exhibits required to be delivered by Purchaser to the Stockholders pursuant to this Agreement) and any certificate furnished or to be furnished by Purchaser to the Stockholders pursuant to this Agreement do not contain and will not contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances in which they were made and taking into account the express limitations set forth in each such representation and warranty, in order to make such representations and warranties not misleading.

ARTICLE 6
COVENANTS

6.1. Additional Agreements; Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (a) contesting any legal proceeding challenging the transactions contemplated hereby, and (b) executing any additional instruments necessary to consummate the transactions contemplated hereby and thereby. If at any time after the Closing Date any further action is necessary to carry out the purpose of the Agreement then the Stockholders and proper officers and directors of the Purchaser, as the case may be, shall take all such necessary action.

6.2. Expenses. Except as otherwise may be expressly provided in this Agreement, the Stockholders shall bear the fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and in connection with all obligations required to be performed by them or the Company under this Agreement including, but not limited to, all of the fees and expenses of the Company incurred prior to the Closing Date for legal, accounting and investment advice in connection with the transactions contemplated hereby, as well as the conveyance or transfer of the ownership of the Business Premises to the Stockholders or an entity in which they are members or shareholders prior to the Closing Date and the Lease. Except as otherwise may be expressly provided in this Agreement, the Purchaser shall bear its fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and in connection with all obligations required to be performed by it under this Agreement.

6.3 Tax Matters.

(a) The Stockholders shall pay any federal, state, local or foreign sales, transfer, stamp or similar taxes payable in connection with the sale and transfer of the Stock pursuant to this Agreement.

(b) The Stockholders and Purchaser hereby agree that the tax year of the Company for federal income tax purposes will end on the Closing Date and that the Company’s Subchapter S status for federal income tax purposes will terminate as of the Closing Date, in each case as required in accordance with rules applicable to a Subchapter S corporation making an election under Section 338(h)(10) of the Code.

(c)  (i) At the request of the Purchaser, the Stockholders shall timely make a joint election under Section 338(h)(10) of the Code (a “338(h)(10) Election”) with the Purchaser with respect to the purchase of the Stock. The Purchaser and the Stockholders shall, at the request of the Purchaser, make any analogous election with respect to state, local or foreign Taxes, to the extent that such election is separately available. The Purchaser and the Stockholders shall exchange completed and executed copies of (i) IRS Form 8023 and required schedules thereto, and (ii) to the extent required, any similar forms with respect to state, local or foreign Taxes, which shall in each case be completed in a manner consistent with the Final Allocation, as soon after the preparation of the Final Allocation as is reasonably practicable.

(ii) Unless the Purchaser determines it will not make a 338(h)(10) Election, the Purchaser shall, within sixty (60) days of the Closing Date, determine and provide to the Stockholders the allocation of the Adjusted Purchase Price, as determined for United States federal income tax purposes, among the assets deemed acquired for United States federal income tax purposes assuming a 338(h)(10) Election were made (the “Final Allocation”). The Final Allocation shall be made in accordance with the Code and any applicable Treasury Regulations. The Final Allocation may be redetermined by Purchaser upon the happening of any event reasonably requiring such redetermination, including a breach of the Bank Debt Representation. The Final Allocation, once determined, shall be annexed to this Agreement as Exhibit D, and any redetermination of the Final Allocation pursuant to the preceding sentence shall likewise be annexed to this Agreement with an appropriate designation. The Final Allocation (and any redetermination thereof) shall be binding on the Purchaser and the Stockholder for all Tax reporting purposes.

(d) The Stockholders shall be liable for all Taxes of the Company for the period prior to and ending on the Closing Date (“the Pre-Closing Period”), other than sales, payroll and real property taxes to the extent not yet due and payable in the Ordinary Course of Business. Prior to the Closing, the Stockholders have received from the Company by way of a dividend, a distribution of thirty eight (38%) percent of the taxable income of the Company for calendar year 2006 to approximate the Stockholders’ liability for taxes for that year (the “Agreed Dividend”). In addition, the Stockholders, and not the Company, shall be liable for all Taxes or other liabilities arising from or in connection with the transfer, conveyance or dividending of the Business Premises to the Stockholders or an entity in which some or all of the stockholders are members or shareholders, as the case may be, including, but not limited to, real estate transfer taxes and mortgage recording fees and taxes.

(e) The Purchaser shall prepare the final Subchapter S Corporation federal and state corporation tax return for the Company. The Stockholders will be given a reasonable opportunity to review and comment upon such Tax Returns and amendments thereto prior to the filing of such Tax Returns. The Purchaser shall prepare and file all other Tax Returns of the Company as well as sales, payroll and similar type tax returns.

(f) The Purchaser shall have control over the Audit of any Tax Return of the Company for any period (or portion thereof) ending on or before the Closing Date at the Stockholder’s expense; provided, that the Purchaser shall not compromise, settle or otherwise resolve any such Audit without the prior written consent of the Stockholders (which consent shall not be unreasonably delayed or withheld). The Stockholders, at the Stockholders’ expense, shall cooperate with the Purchaser with respect of any such Audit. For purposes hereof, "Audit" shall mean any audit, examination or investigation of a Tax Return or with respect to Taxes, including any administrative appeal therefrom and any litigation before any tribunal relating thereto.

6.4. Access to Books and Records of the Company. After the Closing Date, the Purchaser shall permit the Stockholders and their professional representatives reasonable access, at reasonable intervals, during normal business hours and in a manner so as not to unreasonably interfere with the normal business operations of the Company, to relevant books, records (including tax records), contracts and documents of or pertaining to the Company and shall cooperate with the Stockholders in connection with tax audits and investigations of the Stockholders conducted by any Governmental Authority, and the preparation of Tax Returns by the Stockholders relating to periods of time prior to the Closing Date. The Stockholders will keep strictly confidential all such material and information that it receives from the Company and will not use such information except in connection with Audits, investigations and other tax related matters.

6.5. Confidentiality.

(a) The Stockholders acknowledge that they have had access to, and use of, Confidential Information of the Company prior to the Closing. The Stockholders covenant that, without written authorization from the Company, none of them shall at any time hereafter, directly or indirectly, use for his, her or their own purposes or for the benefit of any Person other than the Company, any Confidential Information, or disclose any Confidential Information to any Person.

(b) Nothing herein shall prevent any disclosure required by Applicable Law or an Order of a Governmental Authority, provided that the Stockholders involved, prior to any such disclosure, shall give the Company prompt notice of any such requirement, shall cooperate with the Company in obtaining a protective order or other means of protecting the confidentiality of the Confidential Information at the Company’s cost, and shall disclose only that Confidential Information that is legally required to be disclosed.

(c) To the extent that the same may be appropriate, notwithstanding Section 8.7 hereof, the Company shall be entitled to seek injunctive relief without the necessity of posting a bond from any court of competent jurisdiction restraining any threatened or further violation of the covenant contained in Section 6.5(a) in addition to any other rights or remedies to which the Company may be entitled, including the recovery of damages from the Stockholders involved.

6.6. Resignations of Directors and Officers. The Stockholders shall provide to the Purchaser written resignations effective as of the Closing Date of such directors, officers, trustees and bank signatories of the Company as the Purchaser may request prior to the Closing Date. In the event that the Purchaser requests any bank signatory or trustee resignations, the Stockholders shall cause to be delivered to Purchaser written instructions to each bank at which the Company has an account or credit facility or at which the Company rents a safe deposit box informing such bank of the said resignations and revoking the authority of said persons to act with respect to said account, credit facility or trust and to have access to said safe deposit box. The Stockholders shall also cause to be delivered to Purchaser, effective the Closing Date, the written surrender by all Persons holding powers of attorney from the Company of their authority and power to act under such powers of attorney.

6.7 Minute Books, Stock Books and Corporate Records. The complete and correct minute books, certificate of incorporation, bylaws, stock ledgers, financial and other corporate records and the corporate seal of the Company shall be delivered to the Purchaser by the Stockholders on or before the Closing Date.

ARTICLE 7
NON-COMPETITION; NON-SOLICITATION

7.1. (a) Each of the Stockholders agrees that, as more fully set forth in the Morgan Employment Agreement and the Confidentiality and Non-Competition Agreements, in consideration of the payments made to him or her in connection with the sale of the Stock to the Company pursuant to this Agreement, for a period commencing on the Closing Date and continuing, at a minimum, (x) for Morgan, until the five (5) year anniversary of the Closing Date (the “Morgan Restrictive Period”) and (y) for the Other Stockholders, until the greater of (A) the three year anniversary of the Closing Date or (B) eighteen (18) months from the termination of any employment with any Affiliate of the Purchaser (the “Stockholder Restricted Period”), he or she shall not, directly or indirectly (A) offer or sell any products or services, or participate in any business which offers or sells any products or services, which compete in any geographic area of the Territory (as defined in Section 7.1(c) below) with the products or services offered or sold by the Company now or in the future, or (B) induce or attempt to induce, directly or indirectly, any customer of the Company to cease doing business, in whole or in part, with the Company or solicit the business of any such customer for any products or services which compete with any of the products or services offered or sold by the Company. Participation in a business shall include, but not be limited to, serving as a director, officer, employee, agent or representative or having a direct and indirect interest in the business as a stockholder, partner, joint venturer or any other financial interest; provided, however, that (i) ownership by the Stockholders of not more than two (2%) percent of the outstanding shares of stock of any such business listed on any national stock exchange or listed and actively traded on NASDAQ shall not be a violation of this covenant.

Nothing herein shall preclude the Company at any time after the Closing from electing, in its sole discretion, to modify in any way the restriction in this Section 7.1(a) with respect to any one or more of the Stockholders who are then currently employed by the Company.

(b) Morgan and each of the Other Stockholders agree that in consideration of the payments to him or her in connection with the sale of the Stock in the Company pursuant to this Agreement, for the Morgan Restrictive Period or the Stockholder Restrictive Period, as the case may be, he or she shall not either on his or her own account or for any Person, solicit, interfere with, or endeavor to cause any employee of the Company to leave his employment or induce or attempt to induce any such employee to breach his or her employment agreement with the Company.

(c) For purposes of this Article 7, ATerritory@ shall mean the United States and Canada and any other country or place where the Company is engaging or has engaged in business in any material respect at any time during the Morgan Restricted Period or the Stockholder Restricted Period, as the case may be.

(d) Morgan and each of the Other Stockholders acknowledge that both the geographic scope and length of the restrictions imposed, respectively, on Morgan and the Other Stockholders hereunder are fair and reasonable in the circumstances and are necessary and fundamental to the protection of the Business of the Company.

7.2. Remedies. Notwithstanding Section 8.7 hereof, nothing herein contained shall be construed as prohibiting the Company from pursuing remedies available to it for any violation of the covenants in Section 7.1(a) and (b), including, but not limited to, any injunctive or other equitable relief hereinafter provided in Section 7.3 or the recovery of Damages from the Stockholders involved.

7.3. Equitable Relief. The Stockholders acknowledge that the covenants contained in this Article 7 are a material and necessary inducement for the Purchaser to agree to the transactions contemplated hereby, that the Stockholders realized significant monetary benefit from these transactions, that violation of any of the covenants contained in this Article 7 will cause irreparable and continuing damage to the Purchaser, that the Purchaser shall be entitled to injunctive or other equitable relief from any court of competent jurisdiction (without the necessity of posting a bond) restraining any further violation of such covenants, and that such injunctive relief shall be cumulative and in addition to any other rights or remedies to which the Purchaser may be entitled.

7.4. Severability. In case any one or more of the terms or provisions contained in this Article 7 shall for any reason be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other terms or provisions hereof, but such term or provision shall be deemed modified or deleted as or to the extent required by applicable law, and such modification or deletion shall not affect the validity of the other terms or provisions of this Article 7. In addition, if any one or more of the restrictions contained in this Article 7 shall for any reason be held to be unreasonable with regard to time, duration, geographic scope or activity, the parties contemplate and hereby agree that such restrictions shall be modified and shall be enforced to the full extent compatible with Applicable Law.

ARTICLE 8
SURVIVAL OF REPRESENTATIONS & WARRANTIES;
INDEMNIFICATION

8.	Survival of Representations and Warranties; Indemnification.

8.1. Survival of Representations and Warranties. Except as otherwise expressly provided in this Agreement, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall not terminate, but shall survive the Closing and continue in effect until two (2) years following the Closing Date, except that: (a) the representations and warranties contained in Section 4.4 and shall continue indefinitely; (b) the representations and warranties contained in Section 4.7 shall continue for so long as permitted by Applicable Law; and (c) the representations and warranties contained in Sections 4.15 and 4.16 shall continue for six (6) years; provided that, in each case, any such representation or warranty as to which a claim shall have been asserted during such survival period shall continue in effect until such time as such claim shall have been resolved or settled.

8.2. Survival of Covenants and Agreements. Except as expressly provided in this Agreement, all covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall not terminate but shall survive the Closing indefinitely, limited only by the applicable statutes of limitation governing the assertion of a claim for a breach thereof.

8.3. Indemnification by Stockholders. Subject to Section 8.8 hereof, the Stockholders, jointly and severally, agree to indemnify and hold harmless the Company, the Purchaser, its Affiliates, their respective officers, directors, employees and agents and their respective successors and assigns (collectively, the “Purchaser Indemnified Parties”), from and against any claims, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses) (any one such item being herein called a “Loss” and all such items being herein collectively called “Losses”) which are caused by or arise out of: (a) any breach or default in the performance by the Stockholders of any covenant or agreement of the Stockholders contained herein, or in any certificate delivered pursuant hereto; (b) any breach of warranty or representation made by the Stockholders contained herein, or in any certificate delivered pursuant hereto, without regard to materiality other than under Section 4.11; (c) any breach of the Bank Debt Representation; (d) any defects in any product designed, developed, manufactured or sold by the Company prior to the Closing Date which result in the recall, withdrawal, or suspension from the market of any such products or which result in injury to Persons or property; (e) any Liability resulting from the Company’s payments of fees to consultants or independent contractors without proper tax documentation; (f) any Liability resulting from claims by Ohio for Commercial Activity Tax and Washington State for Business Occupation Tax (g) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) incident to any of the foregoing.

8.4 Indemnification by Purchaser. Subject to Section 8.8, Purchaser agrees to indemnify and hold harmless the Stockholders and their respective successors and assigns (“Stockholder Indemnified Parties”) from and against any Losses which are caused by or arise out of: (a) any breach or default in the performance by Purchaser or the Company of any covenant or agreement of the Purchaser contained herein or in any certificate delivered pursuant hereto; (b) any breach of warranty or representation made by Purchaser contained herein or in any certificate delivered pursuant hereto; (c) any Liabilities arising out of the operation of the Business by the Company after the Closing Date; (d) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) incident to any of the foregoing.

8.5 Procedure; Notice of Claims.

(a) Any indemnified party (the “Indemnified Party”) seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 8.1, give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnifying Party”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement, or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided that a Claim Notice in respect of any action at law or suit in equity by or against a third party as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further that failure to give such notice promptly shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b) The Indemnifying Party shall have thirty (30) days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay such amount to such Indemnified Party in immediately available funds or (ii) provide such Indemnified Party with written notice that it disagrees (and the reasons therefor) with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”). The Indemnified Party may commence at any time thereafter such legal action or proceedings as it deems appropriate to enforce the indemnification obligation of the Indemnifying Party pursuant to the provisions of Article 8. The failure to file a Dispute Notice within the time permitted shall be deemed to constitute an acknowledgement by the Indemnifying Party of its acquiescence to the amount and method of determination of the claim in the Claim Notice.

8.6 Procedure - Third Party Claims.

(a) Promptly after receipt by an Indemnified Party of notice of the commencement of any proceeding against it by a third party (“Third Party Claim”), such Indemnified Party will, if a claim for indemnification is to be made against an Indemnifying Party, provide to the Indemnifying Party written notice of the commencement of such claim (together with copies of any legal papers served), provided, however that the failure to promptly notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced or made more expensive by the Indemnified Party’s failure to give such notice.

(b) If any Third Party Claim is brought against an Indemnified Party and such Indemnified Party gives notice to the Indemnifying Party of the commencement of such Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any such Third Party Claim at its expense, provided that (x) in the reasonable judgment of the Indemnified Party, the Indemnifying Party has adequate resources to undertake such defense and satisfy any indemnifiable Losses arising from such Third Party Claim and (y) the selection of counsel is approved by the Indemnified Party, which approval will not be unreasonably withheld. If the Indemnified Party so determines that the Indemnifying Party does not have adequate resources, or the Indemnifying Party shall elect not to assume the defense of any such Third Party Claim, or fails to make such an election within twenty (20) days after it receives notice pursuant to Section 8.6(a), the Indemnified Party shall have the right to defend such Third Party Claim at the expense of the Indemnifying Party, and the Indemnifying Party will be bound by any determination made in such proceeding or any good faith compromise or settlement effected by the Indemnified Party to which the Indemnifying Party consents, which consent may not be unreasonably withheld, delayed or conditioned. The Indemnified Party shall have the right to participate in (but not control) the defense of a Third Party Claim defended by the Indemnifying Party hereunder and to retain its own counsel in connection with such Third Party Claim, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense unless (i) the Indemnifying Party and the Indemnified Party have mutually agreed in writing to the retention of such counsel or (ii) the named parties in any Third Party Claim (included impleaded parties) include the Indemnifying Party and the Indemnified Party, and representation of the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict (in which case the Indemnifying Party shall not be permitted to assume the defense of such Third Party Claim). Unless otherwise agreed by the Indemnifying Party, if the Indemnifying Party is obligated to pay the fees and expenses of counsel to the Indemnified Party with respect to a Third Party Claim, the Indemnifying Party shall be obligated to pay only the fees and expenses associated with one attorney or law firm (plus local counsel as required), as applicable, for the Indemnified Party.

(c) If the Indemnifying Party assumes the defense of a Third Party Claim and subsequently determines that the Third Party Claim is not subject to indemnification by the Indemnifying Party hereunder, the Indemnifying Party shall give prompt notice of such fact to the Indemnified Party, after which the Indemnified Party shall have the right to reassume control of the defense of such Third Party Claim; provided that the failure by the Indemnifying Party to promptly notify the Indemnified Party of any such determination shall not result in any liability to the Indemnifying Party except to the extent that the Indemnified Party demonstrates that the defense of such action has been prejudiced or made more costly by the Indemnifying Party’s failure to give such notice. If the Indemnifying Party assumes the defense of a Third Party Claim and subsequently determines that such claim is not subject to indemnification by the Indemnifying Party hereunder, the Indemnifying Party shall have the right, following its delivery of the notice contemplated by the immediately preceding sentence, to withdraw from such defense, and such withdrawal shall not result in any liability to the Indemnifying Party except to the extent that the Indemnified Party demonstrates that the defense of such action has been prejudiced or made more costly by the timing of the Indemnifying Party’s withdrawal.

(d) If the Indemnifying Party assumes the defense of a Third Party Claim, (x) no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent (which consent will not be unreasonably withheld, delayed or conditioned) unless (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (ii) the compromise or settlement includes a complete release of the Indemnified Party, (iii) there is no finding or admission of any violation of law or any violation of the rights of any Person by the Indemnified Party, and (iv) there is no effect on any other Third Party Claims that may be made against the Indemnified Party; and (y) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent as may be required pursuant to clause (x) above.

(e) Notwithstanding the foregoing, if the exclusive remedy sought under a Third Party Claim is for injunctive relief for which an Indemnified Party may be liable, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such proceeding, but the Indemnifying Party, although still liable for the payment of all reasonable legal fees, costs and expenses incurred in connection therewith, will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent which may not be unreasonably withheld, delayed or conditioned. In addition, if a Third Party Claim seeks both injunctive or other non-monetary relief and monetary damages, the Indemnified Party may, by notice to the Indemnifying Party, participate in the defense of such proceeding at its own cost.

(f) With respect to any obligations of an Indemnifying Party and an Indemnified Party which arise pursuant to the provisions of this Article 8, the Indemnifying Party and the Indemnified Party agree to cooperate with each other as reasonably requested by the other.

8.7   Remedies. Subject to Section 6.5(c) and 7.2 hereof and except as otherwise may be specifically provided in this Agreement, the sole and exclusive remedy of the parties for breach of this Agreement shall be restricted to the indemnification rights set forth in this Article 8; provided, however, that no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under Applicable Law.

8.8 Certain Limitations.

(a) Notwithstanding any other provision in this Agreement to the contrary, the parties to this Agreement shall only be liable to indemnify each other for compensatory damages, and, accordingly, in the absence of actual fraud, neither party shall be entitled to recover from the other special, indirect, punitive or consequential damages pursuant to this Article 8 unless, and then only to the extent that, the same are components of a Third Party Claim for which an Indemnified Party is seeking indemnification hereunder.

(b) Each party’s aggregate liability for indemnification under Section 8.3 and 8.4 (b) respectively, as applicable, shall not exceed an amount equal to $5,000,000 (the “Liability Cap”); provided, however, the Liability Cap shall not apply to (i) any Losses of any Indemnified Party resulting from fraud on the part of the Indemnifying Party; (ii) any Losses of the Purchaser resulting from a breach of the representations and warranties contained in Section 4.4, which shall have a separate cap limitation of $10,000,000.

(c) The Stockholders shall not be liable for Losses under Section 8.3 unless and until such Losses exceed $150,000 in the aggregate, without taking into account materiality other than under Section 4.11 (the “Purchaser Basket Amount”), it being understood that the Stockholders shall not be liable, in any event, for the aggregate amount of Losses equal to the Purchaser Basket Amount; provided, however, that the Purchaser Basket Amount shall not apply to (i) any Losses of the Purchaser Indemnified Parties resulting from fraud on the part of the Stockholders; (ii) any breach of the Bank Debt Representation; (iii) any expenses to be paid by the Stockholders pursuant to Section 6.2 and/or any Liabilities expressly assumed by the Stockholders pursuant to any section of this Agreement; and (iv) any liability of the Company for payroll taxes that were due and payable during the Pre-Closing Period but not paid; and (v) any of the Liabilities described in Sections 8.3 (e) and (f).

(d) The Purchaser shall not be liable under Section 8.4(b) for Losses under such section unless and until such Losses exceed $150,000 in the aggregate (the “Stockholder Basket Amount”), it being understood that the Purchaser shall not be liable, in any event, for that portion of the aggregate amount of such Losses which is equal to the Stockholder Basket Amount; provided, however, that the Stockholder Basket Amount shall not apply to any Losses of the Stockholder Indemnified Parties resulting from fraud on the part of the Purchaser.

(e) It is agreed that for the purpose of making a claim for indemnification, the expiration of any one survival period, as set forth in Section 8.1, of certain representations and warranties, shall not affect the ability to make any claim for indemnification hereunder under any other representations and warranties still surviving; provided that no party shall be entitled to make a claim for indemnification more than once on account of the same facts and circumstances or to aggregate the same for purposes of the Stockholder or Purchaser Basket Amounts.

8.9.  Knowledge. An Indemnified Party’s knowledge of facts that would make any warranty or representation made to such Indemnified Party untrue or inaccurate in any way as of the Closing Date, nevertheless shall not constitute a defense to, or otherwise estop such party from asserting subsequently, any claim for indemnification for breach of such warranty or representation on the basis of those facts.

ARTICLE 9
DEFINITIONS

9.1 Certain Definitions. The following terms, as used herein, have the following meanings:

“Adjusted Purchase Price”, as defined in Section 2.2.

“Agreed Dividend”, as defined in Section 6.3(d).

"Affiliate” means, in respect of any Person, a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person.

"Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

"Audit", as defined in Section 6.3(c).

"Balance Sheet" means the balance sheet of the Company dated April 11, 2007.

"Balance Sheet Date" means April 11, 2007.

"Bank Debt" means the sum of (i) any long or short term Indebtedness to any lending institutions (ii) cash overdrafts; and (iii) deferred rent.

"Benefit Arrangement", as defined in Section 4.26 (e).

"Business", as defined in the Recitals.

"Business Day" means any day that is not a Saturday, Sunday or a day on which the banks in New York, New York are required or permitted to be closed.

"Business Premises" means the land and improvements formerly owned by the Company located at 54 Grenier Field Road, Londonberry, New Hampshire.

"Closing Date", as defined in Section 3.1.

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidential Information" means information not generally available to the public, including, without limitation, all computer software and database information, personnel information, financial information, customer lists, supplier lists, trade secrets, patented proprietary information, forms, information regarding operations, systems, services, know how, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data, methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trademarked, copyrighted or patented).

"Contracts" means all oral and written contracts, agreements, options, leases, licenses, mortgages, covenants, orders, commitments and other instruments of any kind.

"Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, accountants, consultants and other agents or independent contractors incurred in investigating, preparing for and defending any thereof.

"Debt Target" means six hundred thousand ($600,000) dollars of Bank Debt on the part of the Company as of the Closing Date.

"Employee Benefit Plans", as defined in Section 4.26(e).

"Environmental Actions" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, state, local or municipal agency, department, bureau, office or other authority or any third party involving a Hazardous Discharge or any violation of any order, permit or Environmental Laws.

"Environmental Law" means any applicable federal, state, local and foreign law, statute, ordinance, regulation, rule, judicial or administrative order or decree, permit license, approval, authorization or similar requirement of each and every federal, and pertinent state, local and foreign governmental agency or other governmental authority, pertaining to the protection of human health and safety or the environment including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 U.S.C. 9601 et set, the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. 6901 et seq., the Toxic Substances Control Act (TSCA), 15 U.S.C. 2601 et seq., the Water Pollution Control Act (FWPCA), 33 U.S.C. 1251 et seq., and the Occupational Safety and Health Act (OSHA), 42 U.S.C. 655.

"Environmental Permit" means any Permit required under any applicable Environmental Law.

"Environmental Liabilities" means any Losses, including the fees and expenses of environmental engineers and consultants, and the costs of investigation, feasibility studies and remediation arising from, out of or under any Environmental Law, Order, or Environmental Action.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Agents" means Moomjian, Waite, Wactlar & Coleman, LLP and Keefe & Keefe.

"Escrow Agreement" means the Escrow Agreement, dated as of the date hereof, by and among the Stockholders, Purchaser and the Escrow Agents.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Final Allocation”, as defined in Section 6.3(c)(ii).

"Financial Statements", as defined in Section 4.6(a).

"GAAP" means generally accepted accounting principles in the United States as in effect from time to time and applied consistently throughout the periods involved.

"Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

"Hazardous Discharge" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of Hazardous Substances which violates Environmental Laws.

"Hazardous Substances" means any substances, compounds, chemicals or elements which are (i) defined or classified on the Closing Date as a hazardous substance, hazardous material, toxic substance, hazardous waste, pollutant or contaminant under any Environmental Law, or (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, radioactive, carcinogenic or a reproductive toxicant, or (iv) regulated pursuant to any Environmental Law.

"Indebtedness" of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments and (c)  in the nature of guarantees of the obligations described in clauses (a) and (b) above of any other Person.

"Indemnified Party", as defined in Section 8.5(a).

"Indemnifying Party”, as defined in Section 8.5(a).

"Information Technology" means all computer hardware, software, networks, microprocessors, firmware and other information technology and communications equipment used in the operation of the Information Technology (“IT”) systems.

"Intellectual Property" means any patent, patent application (or renewal) and docketed invention, trademark, trade name, trademark or trade name registration or application (or renewal), copyright or copyright registration or application (or renewal) for copyright registration, servicemark, brand mark or brand name or any pending application (or renewal) related thereto, or any trade secret, proprietary know-how, programs or processes or any similar rights, and each license or licensing agreement for any of the foregoing.

"Inventory", as defined in Section 4.19.

"Knowledge of Stockholders" means the actual knowledge of any Stockholder as well as the actual knowledge of the collective group of Stockholders, and shall be deemed to include a representation that each of such individuals has made all usual and reasonable inquiries and all inquiries that would be reasonable in light of such individual’s knowledge.

"Lease", as defined in Section 3.2(iii).

"Liability Cap", as defined in Section 8.8(b).

"Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

"Lien" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

"Material Adverse Effect" means any material adverse change in the business, properties, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or its Business taken as a whole.

"Material Contracts", as defined in Section 4.18(a).

"Morgan Employment Agreement", as defined in Section 3.2(ii).

"Order" means any order, execution, writ, injunction, judgment, decree, ruling, assessment or award.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including, without limitation, with respect to quantity, quality and frequency.

"Other Stockholders", as defined in the Preamble to this Agreement.

"Pension Benefit Plan", as defined in Section 4.26(b).

"Permitted Liens" means (i) Liens for any Tax or governmental assessments, charges or claims the payment of which is not yet due, or for any Tax the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the Financial Statements in accordance with GAAP; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the Ordinary Course of Business for sums not yet delinquent or being contested in good faith and for which adequate reserves are maintained on the Financial Statements in accordance with GAAP; (iii) Liens relating to deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; and (iv)  Liens securing executory obligations under any Lease that constitutes an "operating lease" under GAAP.

"Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity.

“Pre-Closing Period”, as defined in Section 6.3(d).

"Purchase Price", as defined in Section 2.1.

"Purchaser’s Basket Amount", as defined in Section 8.8(c).

"Purchaser Indemnified Parties", as defined in Section 8.3.

"Purchaser Material Adverse Effect” means any material adverse change in the business, properties, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Purchaser or its business, taken as a whole.

"Related Documents" means the Escrow Agreement and the Lease.

"Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or in, on, under, into or out of any property, including any property currently or at any time previously owned, leased or operated by the Company.

"Remedial Action" means those response actions, including any investigation, testing or monitoring activities required by Environmental Law or by any Governmental Authority to clean up, remove, contain, treat, investigate or abate any Hazardous Substance on or in connection with any property (including, without limitation, actions to address Releases of Hazardous Substances to the environment as of the Closing Date, such as, for example, measures to address vapor intrusion from sub-surface contamination into indoor air.

"Scheduled Contracts", as defined in Section 4.18(c).

"Stock", as defined in the Recitals.

"Stockholders", as defined in the Preamble to this Agreement.

"Stockholder Basket Amount", as defined in Section 8.8(d).

"Stockholders’ Agreements", as defined in Section 3.2(vi).

"Stockholders Allocation", as defined in Section 2.1.

"Stockholder Indemnified Parties", as defined in Section 8.4.

"Stockholders Representative”, as defined in Section 10.1

"Subsidiary" means, with respect to any Person, (i) any corporation as to which more than 10% of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person's Subsidiaries and (ii) any partnership, joint venture or other similar relationship between such Person (or any Subsidiary thereof) and any other Person (whether pursuant to a written agreement or otherwise).

"Tax" means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax or occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax.

"Tax Return" means all returns, reports, forms or other information required to be filed with respect to any Tax.

"Territory", as defined in Section 7.1(c).

"Third Party Claim", as defined in Section 8.6(a).

"Trade Secret" any formula, design, device, complication or other information which is used or held for use by a Business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public.

"338(h)(10) Election", as defined in Section 6.3(c)(i).

"Welfare Benefit Plans", as defined in Section 4.26(a).

ARTICLE 10
STOCKHOLDERS’ REPRESENTATIVE

10.1. Appointment. By their execution of this Agreement, the Stockholders irrevocably appoint Morgan to act as the true and lawful agent of the Stockholders and attorney-in-fact with respect to all matters arising in connection with this Agreement and the Escrow Agreement (the “Stockholders Representative”). By his execution of this Agreement, Morgan accepts such appointment.

10.2. Powers and Authority. The Stockholders’ Representative shall have full power and authority to represent all of the Stockholders and their respective successors with respect to matters arising under this Agreement and the Escrow Agreement as hereinafter provided and all actions taken by the Stockholders’ Representative hereunder and thereunder shall be binding upon all such Stockholders and their successors as if expressly confirmed and ratified in writing by each of them and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same. The Stockholders’ Representative shall take any and all actions which he believes are necessary or appropriate under this Agreement and the Escrow Agreement for and on behalf of the Stockholders, as fully as if the Stockholders were acting on their own behalf, including, without limitation, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Stockholders’ Representative or any Stockholder, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, defending all Claims against the Stockholders pursuant to Article 8 hereof and the Escrow Agreement, consenting to, compromising or settling all Claims, conducting negotiations with Purchaser and its representatives regarding such Claims, dealing with Purchaser and the Escrow Agents under this Agreement and the Escrow Agreement with respect to all matters arising under this Agreement and the Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Escrow Agreement, and engaging counsel, accountants or other Representatives of the Stockholders’ Representative in connection with the foregoing matters.

10.3. Authorization. The Stockholders’ Representative has been appointed to act as the true and lawful agent of the Stockholders and attorney-in-fact with respect to the following matters arising in connection with this Agreement and the Escrow Agreement, including but not limited to the power and authority on behalf of each Stockholder (other than in his or her own right) to do any one or all of the following:

(i) Receive all notices or documents given or to be given to any of the Stockholders by Purchaser pursuant hereto or to the Escrow Agent or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;

(ii) Deliver to Purchaser at the Closing all certificates and documents to be delivered to Purchaser by any of the Stockholders pursuant to this Agreement, together with any other certificates and documents executed by any of the Stockholders and deposited with the Stockholders’ Representative for such purpose;

(iii) Engage counsel, and such accountants and other advisors for any of the Stockholders and incur such other expenses on behalf of any of the Stockholders in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby as may be appropriate; and

(iv) Take such action on behalf of any of the Stockholders as the Stockholders’ Representative may in its sole discretion deem appropriate in respect of:

(A) taking such action as the Stockholders’ Representative or any of the Stockholders is authorized to take under this Agreement or the Escrow Agreement;

(B) receiving all documents or certificates and making all determinations, on behalf of any of the Stockholders, required under this Agreement or the Escrow Agreement;

(C) all such other matters as the Stockholders’ Representative may deem necessary or appropriate to consummate this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby; and

(D) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to Article 8 of this Agreement and any waiver of any obligation of the Purchaser.

All actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder nor any other Person shall have any claim or cause of action against the Stockholders’ Representative, and the Stockholders’ Representative shall have no liability to any Stockholder or any other Person, for any action taken, decision made or instruction given by the Stockholders’ Representative in connection with the Escrow Agreement or this Agreement, except in the case of his own gross negligence or willful misconduct.

10.4. Indemnification of Stockholders’ Representative. The Stockholders’ Representative shall incur no liability to the Stockholders or the Escrow Agents or any other person with respect to any action taken or suffered by him in reliance upon any note, direction, instruction, consent, statement or other documents reasonably believed by the Stockholders’ Representative to be genuinely and duly authorized by at least a Majority in Interest of the Stockholders (or the successors or assigns thereto), nor for other action or inaction taken or omitted in good faith in connection herewith or with the Escrow Agreement, in any case except for liability to the Stockholders for its own gross negligence or willful misconduct. The Stockholders’ Representative shall be indemnified by the Stockholders for and shall be held harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Stockholders’ Representative as the Stockholders’ Representation and not as a Stockholder arising out of or in connection with his performance under this Agreement and the Escrow Agreement. This indemnification shall survive the termination of this Agreement. For all purposes hereunder, a “Majority in Interest” of the Stockholders shall be determined on the basis of the Stockholder Allocations. The Stockholders’ Representative may, in all questions arising under this Agreement and the Escrow Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Stockholders’ Representative in accordance with such advice, the Stockholders’ Representative shall not be liable to the Stockholders or the Escrow Agents or any other Person.

10.5. Access to Information. The Stockholders’ Representative shall have reasonable access to information of and concerning any Claim and which is in the possession, custody or control of Purchaser and the reasonable assistance of Purchaser’s officers and employees for purposes of performing the Stockholders’ Representative’s duties under this Agreement or the Escrow Agreement and exercising his rights under this Agreement and the Escrow Agreement, including for the purpose of evaluating any Claim to the Escrow Fund by Purchaser; provided that the Stockholders’ Representative shall treat confidentially and not disclose any nonpublic information from or concerning any Claim to anyone (except to the Stockholders’ or in connection with any litigation relating to a dispute pursuant to this Agreement or the Escrow Agreement, and on a need-to-know basis to other individuals who agree to keep such information confidential).

10.6. Reasonable Reliance. In the performance of his duties hereunder, the Stockholders’ Representative shall be entitled to rely upon any document or instrument reasonably believed by him to be genuine, accurate as to content and signed by any Shareholder or Purchaser. The Stockholders’ Representative may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

10.7. Attorney-in-Fact.

(a) The Stockholders’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder, with full power in his or her name and on his, or her behalf to act according to the terms of this Agreement and the Escrow Agreement; and in general to do all things and to perform all acts including, without limitation, executing and delivering notices contemplated by in connection with this Agreement and the Escrow Agreement.

(b) This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Stockholder, by operation of law, whether by such Stockholder’s death, disability protective supervision or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Stockholder hereby renounces its, his or her right to renounce this power of attorney unilaterally any time before all rights of indemnification on the part of either the Stockholder Indemnified Parties and Purchaser Indemnified parties have terminated.

(c) Notwithstanding the power of attorney granted in this Article 10, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Stockholders having signed or given such directly instead of the Stockholders’ Representative.

10.8. Orders. The Stockholders’ Representative is authorized, in his sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction with respect to the Escrow Fund. If any portion of the Escrow Fund is disbursed to the Stockholders’ Representative and is at any time attached, garnished or levied upon under any Order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any Order, or in case any Order, shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Stockholders’ Representative is authorized, in his sole discretion, but in good faith, to rely upon and comply with any such Order, which he is advised by legal counsel selected by him is binding upon him without the need for appeal or other action; and if the Stockholders’ Representative complies with any such order, writ, judgment or decree, he shall not be liable to any Stockholder or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

10.9. Removal or Resignation of Stockholders’ Representative; Authority of Successor Stockholders’ Representative.

(a) Stockholders who in the aggregate hold at least a Majority in Interest in the Escrow Fund shall have the right at any time during the term of the Escrow Agreement to remove the then-acting Stockholders’ Representative and to appoint a successor Stockholders’ Representative; provided, however, that neither such removal of the then acting Stockholders’ Representative nor such appointment of a successor Stockholders’ Representative shall be effective until the delivery to the Escrow Agents of executed counterparts of a writing signed by each such Stockholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Stockholders’ Representative appointed in such writing that he or she accepts the responsibility of successor Stockholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Representative. The removed Stockholders’ Representative shall thereafter be discharged from any further duties and liability under this Agreement.

(b) The Stockholders’ Representative may resign at any time upon giving at least thirty (30) days written notice to the other parties hereto and to the Stockholders; provided, however, that no such resignation shall become effective until the appointment of a successor Stockholders’ Representative in accordance with this Section. Stockholders who in the aggregate hold at least a Majority in Interest in the Escrow Fund shall appoint a successor Stockholders’ Representative and shall use their commercially reasonable efforts to make such appointment within thirty (30) days after receiving such notice. Such appointment of a successor Stockholders’ Representative shall not be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Stockholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Stockholders’ Representative appointed in such writing that he or she accepts the responsibility of successor Stockholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Representative. The resigned Stockholders’ Representative shall thereafter be discharged from any further duties and liability under this Agreement.

(c) Each successor Stockholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders’ Representative, and the term “Stockholders’ Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Stockholders’ Representative.

10.10. Expenses of Stockholders’ Representative. The Stockholders’ Representative shall be entitled to recover from the Stockholders reimbursement for out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Stockholders’ Representative in performing under this Agreement and the Escrow Agreement in his capacity as Stockholders’ Representative and not as a Stockholder. The Stockholders’ Representative shall be entitled to recover from any distribution made to the Stockholders from the Escrow Fund from time to time the amount of any such unpaid fees and expenses.

10.11. Purchaser’s Reliance. Purchaser shall be entitled to rely on any and all action taken by the Stockholders Representative, without any liability to, or obligation to inquire of, any Shareholder, even if Purchaser or such party were aware of any actual or potential dispute among the Stockholders. Purchaser shall not be obliged to inquire into the authority of the Stockholders’ Representative or the genuineness of his signature on any writing, and Purchaser otherwise shall be fully protected in dealing with the Stockholders’ Representative in all respects.

ARTICLE 11
MISCELLANEOUS

11.1. Entire Agreement; Assignment; Amendments and Waivers.

(a) This Agreement (including the Schedules), the Related Documents and such other certificates, documents and agreements executed and delivered at the Closing constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

(b) This Agreement may not be assigned by operation of law or otherwise without the prior written consent of the other party.

(c) This Agreement may not be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may not be waived, except by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

11.2. Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

11.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to Purchaser:	Aeroflex Incorporated
35 South Service Road
PO Box 6022
Plainview, New York 11803
Telecopier: (516) 694-0658
Attention: John Adamovich, Senior Vice President
and Chief Financial Officer

with a copy to:	Moomjian, Waite, Wactlar & Coleman, LLP.
100 Jericho Quadrangle
Jericho, York, NY 11753
Telecopier: (516) 937-5050
Attention: Edward S. Wactlar, Esq.

if to Stockholders:	c/o James P. Morgan
16 Cabot Way
Bedford, N.H 03110

with a copy to:	Keefe & Keefe
Main Street
Wilton, NH 03086 Telecopier: (603) 654-6102 Attention: William Keefe

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

11.4. Governing Law. This Agreement shall be deemed to have been made in New York and shall be governed by, and construed in accordance with, the laws of the State of New York without regard or giving effect to the principles of conflicts of law thereof.

11.5. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ISSUE OR ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY RELATED AGREEMENT OR THE SUBJECT MATTER HEREOF, OR THEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.5 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

11.7. Parties in Interest. This Agreement shall be binding upon, and shall inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement express or implied is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

11.8. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder (without the requirement of posting a bond).

11.9. Disclosure Generally. If and to the extent any information required to be furnished in any Schedule is disclosed in any other Schedule, such information shall be deemed to be included in such other Schedule to the extent that such disclosure is specifically identified. The inclusion of any information in any Schedule shall not be deemed to be an admission or acknowledgement by the Stockholders, in and of itself, that such information is material.

11.10 Construction. Reference to “Stockholders” herein, unless otherwise indicated, shall mean each Stockholder as well as the Stockholders collectively. The use of the masculine form of any word includes the feminine version and vice versa, and the singular form of any word includes the plural and vice versa.

11.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

AEROFLEX INCORPORATED

By:	/s/ Leonard Borow
Name: Leonard Borow
Title: President and CEO

/s/ James Morgan
James Morgan

/s/ Fred Gilligan
Fred Gilligan

/s/ Donna Langan
Donna Langan

/s/ Robert Fallon
Robert Fallon

/s/ Charles Fallon
Charles Fallon

/s/ Brian Fallon
Brian Fallon

/s/ John R. Williams
John R. Williams

/s/ Ernest Joly
Ernest Joly

/s/
Stockholder’s Representative